EXHIBIT 99.1

PRESS RELEASE
For Immediate Release
Contact :           Ken F. Parsons, Sr. – Chairman / CEO
                           (253) 441-4000
                           (360) 412-2120 (Fax)

Venture Financial Group, Inc. Announces Filing of Registration Statement

DuPont, Washington, July 17, 2007 - Venture Financial Group, Inc., parent company of Venture Bank, today announced that it filed a registration statement with the Securities and Exchange Commission relating to the proposed public offering of shares of its common stock. Application will be made to list the common stock on the Nasdaq Global Market under the symbol “VNBK.” Venture Financial Group anticipates offering these shares of common stock during the fourth quarter of 2007.

The offering will represent new financing for Venture Financial Group. The exact terms of the offering, which will be made only by a final prospectus, have not yet been disclosed. Keefe, Bruyette & Woods and D.A. Davidson & Co. will be acting as underwriters for the offering. The number of shares to be included in the proposed offering and the expected price range of the shares were not included in the filing and will be determined at a later date by Venture Financial Group and the underwriters.

The registration statement relating to these securities and filed with the Securities and Exchange Commission has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of a written prospectus for the offering may be obtained from the syndicate desk of Keefe, Bruyette & Woods, Inc., by contacting them at the following address and telephone number: 787 Seventh Avenue, 4th Floor, New York, New York 10019; (212) 887-8968.

About Venture Financial Group, Inc.
Venture Financial Group, Inc. is a bank holding company. Its wholly owned subsidiary, Venture Bank, is a Washington state-chartered bank with 18 financial centers in four western Washington counties and offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products, and other banking services. Venture Bank also provides a broad range of investment services through its subsidiary Venture Wealth Management, Inc.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements. In this press release we make forward-looking statements about the timing of our public offering of shares of common stock.